Exhibit 99.1

Contact(s):	Media Inquiries:	Visteon Corporation
	Kimberly A. Welch	Corporate Communications
	313-755-3537	17000 Rotunda Drive
	kwelch5@visteon.com	Dearborn, Michigan 48120
Facsimile: 313-755-7983

Jim Fisher
313-755-0635
jfishe89@visteon.com

News Release

FOR IMMEDIATE RELEASE

Visteon Names Patricia L. Higgins and James D. Thornton to Board of Directors

DEARBORN, Michigan, Sept. 13, 2004 — Visteon Corporation (NYSE:VC) today announced that Patricia L. Higgins and James D. Thornton were elected to Visteon’s Board of Directors at a meeting held on Thursday, Sept. 9, with an effective date of Oct. 1, 2004.

Higgins is former president and chief executive officer of Switch and Data in Tampa, Fla., and an experienced telecommunications executive. Thornton is a senior executive vice president and director of diversity, recruitment and people services for MBNA America Bank, N.A. based in Wilmington, Delaware.

“We are very pleased to add two accomplished and highly respected business leaders to Visteon’s board,” said Michael F. Johnston, Visteon’s president and chief executive officer. “Both Patricia and James bring extensive business experience and a focus on performance that will serve all of our stakeholders well.”

Higgins left Switch and Data earlier this year after serving as president and CEO since September, 2000. Before joining Switch and Data, she was chairman and CEO of The Research Board, a business unit of the Gartner Group, for which she also served as executive vice president since January, 1999. Before that, she was corporate vice president and chief information officer for Alcoa Inc. in Pittsburgh, Pa., following two years at Unisys Corp. as vice president and president, communications market business unit. She began her career with AT&T in 1977, eventually serving as vice president, international sales operations for Lucent. After that, she spent four years with

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News Release

NYNEX/Bell Atlantic as corporate vice president and group vice president for the company’s operations in the state of New York.

Higgins currently serves on the board of directors of SpectraSite Inc. She has a bachelor’s degree in economics from Montclair State University in Montclair, N.J., and attended the Advanced Management Program at the Harvard Business School in Cambridge, Mass.

Thornton has held various leadership positions since joining MBNA, the largest independent credit card lender in the world, in 1997. Prior to assuming his current position this year, he was director of sports marketing, regional director — Mid-Atlantic Region from January 2001 to February 2004. Thornton, subsequently became director of quality assurance for MBNA. Before joining MBNA, Thornton spent 28 years at Sears, Roebuck and Company, mainly in its automotive and tire groups. He was vice president and general manager of Sears Tire Group (1996-97), after holding the same position for Sears Automotive (1993-95). During his career at Sears Automotive he also served as national and regional business manager, regional and territorial operating manager, and as a store manager in various locations.

Thornton is chairman of the board of trustees at Talladega College in Talladega, Ala., where he earned a bachelor’s degree in economics.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has approximately 72,000 employees and a global delivery system of more than 200 technical, manufacturing, sales and service facilities located in 25 countries.

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Visteon news releases, photographs and product specification details are available at www.visteon.com

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